                                            Exhibit 99.1

RESULTS FROM SOLOIST AND SCORED OUTCOMES STUDIES
PRESENTED AT LATE-BREAKING SCIENCE SESSION OF
AMERICAN HEART ASSOCIATION SCIENTIFIC SESSIONS AND
PUBLISHED IN THE NEW ENGLAND JOURNAL OF MEDICINE

Sotagliflozin Significantly Reduced Total Cardiovascular Deaths, Heart Failure Hospitalization and Urgent Visits, Achieving Primary Endpoint in Both Studies

The Woodlands, Texas, November 16, 2020 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today announced that both the SOLOIST and SCORED Phase 3 studies achieved their primary endpoints by demonstrating statistically significant reductions in total cardiovascular deaths, hospitalizations for heart failure and urgent heart failure visits in patients treated with sotagliflozin as compared with placebo.

In the SOLOIST study, the primary endpoint was achieved with a hazard ratio (HR) of 0.67 (p<0.001) in people with type 2 diabetes and a recent hospitalization for worsening heart failure. In the SCORED study, the primary endpoint was achieved with a hazard ratio of 0.74 (p<0.001) in people with type 2 diabetes and chronic kidney disease with an estimated glomerular filtration rate (eGFR) of 25 to 60 ml/minute per 1.73 m2 of body-surface area.

The key results from SOLOIST and SCORED were presented today at the Late-Breaking Science Session of the American Heart Association (AHA) Scientific Sessions 2020 and simultaneously published in The New England Journal of Medicine (NEJM) in two separate articles titled: “Sotagliflozin in Patients with Diabetes and Recent Worsening Heart Failure” and “Sotagliflozin in Patients with Diabetes and Chronic Kidney Disease.” The articles may be accessed at www.nejm.org.

“Cardiovascular disease continues to be a leading cause of death in people with type 2 diabetes,” said Deepak L. Bhatt, M.D., M.P.H., executive director of Interventional Cardiovascular Programs at Brigham and Women's Hospital and a professor of medicine at Harvard Medical School and study chair and lead author for the NEJM publications of the SOLOIST and SCORED results. “SOLOIST demonstrates that early, in-hospital initiation of sotagliflozin in patients with worsening heart failure significantly reduces subsequent cardiovascular events, an effect that was consistent across groups with heart failure with reduced ejection fraction (HFrEF) and heart failure with preserved ejection fraction (HFpEF). SCORED demonstrates that sotagliflozin significantly reduces heart failure events in a patient population with stage 3 and 4 chronic kidney disease and cardiovascular risk. Both studies add to the evidence that SGLT2 inhibition should be standard of care in heart failure, and the SCORED data reflecting a reduction in myocardial infarction and stroke and better glucose control in CKD patients suggest potential benefits from the dual SGLT1 and SGLT2 mechanism of this particular agent.”

Key SOLOIST Phase 3 Study Results

SOLOIST was a multi-center, randomized, double-blinded, placebo-controlled Phase 3 study evaluating the cardiovascular efficacy of sotagliflozin versus placebo when added to standard of care in 1,222 patients with type 2 diabetes who had recently been hospitalized for worsening heart failure. The primary endpoint was the total number of events comprised of deaths from cardiovascular causes, hospitalizations for heart failure, and urgent visits for heart failure in patients starting treatment with 200 mg sotagliflozin once daily compared with placebo, with dosing initiated either before or within 3 days of hospital discharge.

The first dose of sotagliflozin or placebo was administered prior to hospital discharge in 48.8% of the patients and a median of two days after discharge in 51.2% of the patients, with the benefits of sotagliflozin being consistent between those prespecified subgroups of patients. The initial 200 mg once daily dose of sotagliflozin was increased to 400 mg once daily if unacceptable side effects did not occur.

Treatment with sotagliflozin resulted in a significantly lower total number of cardiovascular deaths, heart failure hospitalizations and urgent visits as compared to placebo. A total of 600 primary endpoint events occurred in the study, with 245 events in the sotagliflozin treated group and 355 events in the placebo group. There were 51.0 primary endpoint events per 100 patient-years in the sotagliflozin treated group as compared to 76.3 events per 100 patient-years in the placebo group (HR=0.67; 95% confidence interval [CI]=0.52 to 0.85; p<0.001). There were 10.6 events of cardiovascular death per 100 patient-years in the sotagliflozin treated group as compared to 12.5 events per 100 patient-years in the placebo group (HR=0.84; 95% CI=0.58 to 1.22; p=0.36).

Of note, effects on the primary endpoint were consistent among patients suffering from heart failure with reduced ejection fraction (HFrEF) and heart failure with preserved ejection fraction (HFpEF), with a hazard ratio of 0.72 (95% CI=0.56 to 0.94) in patients with a left ventricular ejection fraction (LVEF) of less than 50% and a hazard ratio of 0.48 (95% CI=0.27 to 0.86) in patients with a LVEF of greater than or equal to 50%.

Serious adverse events that led to discontinuation of study drug, as determined by investigators, occurred in 3.0% (n=18) of the patients in the sotagliflozin treated group and in 2.8% (n=17) of the patients in the placebo group. Based on investigator reported events, the most common adverse events of special interest included hypotension (6.0% on sotagliflozin versus 4.6% on placebo), urinary tract infections (4.8% on sotagliflozin versus 5.1% on placebo), acute kidney injury (4.1% on sotagliflozin versus 4.4% on placebo), and diarrhea (6.1% on sotagliflozin versus 3.4% on placebo). Among other adverse events of interest, in SOLOIST, genital mycotic infections (0.8% on sotagliflozin vs. 0.2% on placebo) were infrequent, severe hypoglycemia (1.5% on sotagliflozin vs. 0.3% on placebo) was more common in the sotagliflozin treated group and diabetic ketoacidosis (0.3% on sotagliflozin vs. 0.7% on placebo) was similar between treatment groups.

The SOLOIST study was originally designed with a primary endpoint of the first occurrence of death from cardiovascular causes or hospitalization for heart failure, as determined by independent adjudication, but was modified in connection with the early close out of the study to include urgent heart failure visits and reflect the total number of events, as determined by investigators, in order to enhance the statistical power of the comparison. The specification of the primary endpoint based on total events was implemented without any awareness of the study outcomes or study-group assignments and without information from an interim analysis.

The results for first occurrence of cardiovascular death or hospitalization for heart failure (HR=0.71; 95% CI=0.57 to 0.89; p=0.003) based on investigator reported events were consistent with those of the modified primary endpoint.

Key SCORED Phase 3 Study Results

SCORED was a multi-center, randomized, double-blinded, placebo-controlled Phase 3 study evaluating the cardiovascular efficacy of sotagliflozin versus placebo when added to standard of care in 10,584 patients with type 2 diabetes, chronic kidney disease with eGFR of 25 to 60 ml per minute per 1.73 m2 of body-surface area, and risks for cardiovascular disease. The primary endpoint was the total number of deaths from cardiovascular causes, hospitalizations for heart failure, and urgent visits for heart failure in patients treated with sotagliflozin compared with placebo. The initial 200 mg once daily dose of sotagliflozin was increased to 400 mg once daily if unacceptable side effects did not occur.

Treatment with sotagliflozin resulted in a significantly lower total number of cardiovascular deaths, heart failure hospitalizations and urgent visits as compared to placebo. A total of 930 primary endpoint events occurred in the study, with 400 events in the sotagliflozin treated group and 530 events in the placebo group. There were 5.6 primary endpoint events per 100 patient-years in the sotagliflozin treated group as compared to 7.5 events per 100 patient-years in the placebo group (HR=0.74; 95% CI=0.63 to 0.88; p<0.001). There were 2.2 events of cardiovascular death per 100 patient-years in the sotagliflozin treated group as compared to 2.4 events per 100 patient-years in the placebo group (HR=0.90; 95% CI=0.73 to 1.12; p=0.35).

Of note, over the course of the study, the data showed an average reduction in hemoglobin A1c of 0.56% in the sotagliflozin treated group as compared to a reduction of 0.25% in the placebo group in patients with severe chronic kidney disease, eGFR less than 30 ml per minute per 1.73 m2 of body-surface area (p<0.001). In patients with moderate chronic kidney disease, eGFR greater than or equal to 30 ml per minute per 1.73 m2 of body-surface area, the data showed an average reduction in hemoglobin A1c of 0.60% in the sotagliflozin treated group as compared to a reduction of 0.17% in the placebo group (p<0.001).

Serious adverse events that led to discontinuation of study drug, as determined by investigators, occurred in 2.1% (n=112) of the patients in the sotagliflozin treated group and in 1.8% (n=94) of the patients in the placebo group. Based on investigator reported events, the most common adverse events of special interest included urinary tract infections (11.5% on sotagliflozin versus 11.1% on placebo), diarrhea (8.5% on sotagliflozin versus 6.0% on placebo), volume depletion (5.3% on sotagliflozin versus 4.0% on placebo), bone fractures (2.1% on sotagliflozin versus 2.2% on placebo), and genital mycotic infections (2.4% on sotagliflozin versus 0.9% on placebo). Among other adverse events of interest, diabetic ketoacidosis (0.6% on sotagliflozin vs. 0.3% on placebo) was more common in the sotagliflozin treated group and severe hypoglycemia (1.0% on sotagliflozin vs. 1.0% on placebo) was similar between treatment groups.

The SCORED study was originally designed with co-primary endpoints, assessed in time-to-event analyses, of the first occurrence of a major adverse cardiovascular event (defined as death from cardiovascular causes, nonfatal myocardial infarction, or nonfatal stroke, or 3-point MACE) and the first occurrence of death from cardiovascular causes or hospitalization for heart failure, as determined by independent adjudication, but were modified in connection with the early close out of the study to include urgent heart failure visits and reflect the total number of events, as determined by investigators, in order to enhance the statistical power of the comparison. The specification of the primary endpoint based on total events was implemented without any awareness of the study outcomes or study-group assignments and without information from an interim analysis.

In a time-to-event analysis, applying the original co-primary endpoints based on investigator reported events, the results for both the first occurrence of a MACE event (HR=0.84; 95% CI=0.72 to 0.99; p=0.035) and the first occurrence of death from cardiovascular causes or hospitalization for heart failure (HR=0.78; 95% CI=0.66 to 0.91; p=0.001) were consistent with those of the modified primary endpoint.

About Sotagliflozin

Discovered using Lexicon’s unique approach to gene science, sotagliflozin is an oral dual inhibitor of two proteins responsible for glucose regulation known as sodium-glucose co-transporter types 1 and 2 (SGLT1 and SGLT2). SGLT1 is responsible for glucose absorption in the gastrointestinal tract, and SGLT2 is responsible for glucose reabsorption by the kidney. Sotagliflozin is approved in the European Union (EU) for use as an adjunct to insulin therapy to improve blood sugar (glycemic) control in adults with type 1 diabetes with a body mass index ≥ 27 kg/m2, who could not achieve adequate glycemic control despite optimal insulin therapy, but has not yet been commercially launched.

About Lexicon Pharmaceuticals

Lexicon is a biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon advanced one of these medicines to market and has a pipeline of promising drug candidates in discovery and clinical and preclinical development in diabetes and metabolism, neuropathic pain and other indications. For additional information, please visit www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of sotagliflozin and the clinical development and therapeutic and commercial potential of sotagliflozin. In addition, this press release also contains forward looking statements relating to Lexicon’s financial position, long term outlook on its business, growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including the risk that the FDA and other regulatory authorities may not grant regulatory approval of sotagliflozin, and the risk that such regulatory approvals, if granted, may have significant limitations on the approved use of sotagliflozin. As a result, sotagliflozin may never be successfully commercialized. Other risks include Lexicon’s ability to meet its capital requirements, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of LX9211 and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Inquiries:

Chas Schultz
Executive Director, Corporate Communications and Investor Relations
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com